QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5

CONSENT OF ERNST & YOUNG LLP

MI Developments Inc.
Annual Report on Form 40-F

We consent to the use of our reports dated March 21, 2007 relating to the consolidated financial statements of MI Developments Inc. ("MID" or the "Company") as at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, MID management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report on Form 40-F for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP
Chartered Accountants

Toronto, Canada,
March 30, 2007

QuickLinks

  EXHIBIT 5
CONSENT OF ERNST & YOUNG LLP MI Developments Inc. Annual Report on Form 40-F